SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into on October 2, 2006 by and between Brad Tesch, an individual (the “Executive”), and DDi Corp., a Delaware corporation, on behalf of itself and all of its subsidiaries (collectively, “the Company”).

Recitals

A. The Executive has been employed by the Company since October 16, 2000 in various capacities, most recently as Chief Operations Officer.

B. The Executive is party to an Offer Letter by and between the Company and the Executive dated June 11, 2002 (the “Offer Letter”); and

C. The Executive is a participant in the Company’s DDi Corp. Severance Plan For Key Employees dated as of December 19, 2004 (the “Severance Plan”); and

D. The Executive’s employment with the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions or related entities (collectively referred to herein as “the Company and its Related Entities”) will be ended on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Resignation. The Executive hereby resigns from all positions as an officer and employee of the Company and its Related Entities effective at 5:00 p.m PDT on October 2, 2006 (the “Termination Date”).

2. No Continuation of Benefits After the Termination Date. Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Termination Date, the Executive will no longer be eligible for, receive, accrue, or participate in any other benefits or benefit plans provided by the Company and its Related Entities, including, without limitation, medical, dental and life insurance benefits, and the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive the Executive’s right to any vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the plan.

3. Normal Salary Through Termination Date. Within one business day after the Termination Date, the Company shall pay the Executive the prorated portion of his salary, plus all accrued but unused vacation, earned through the Termination Date.

4. Stock Options and Bonus. In return for the Executive’s promises in this Agreement, the Executive will be entitled to the following benefits:

(a) Following the final calculation of the Company’s Net EBITDA for fiscal 2006 in accordance with the DDi Corp. 2006 Senior Management Bonus Program (the “Bonus Program”), the Company shall pay the Executive an amount equal to a pro-rata amount of the bonus the Executive would have earned under the Bonus Program had the Executive remained employed with the Company through March 31, 2007; provided, however, that the Company shall be required to make such payment only if (1) employees of the Company are entitled to bonuses under the Bonus Program based upon the Company’s Net EBITDA; (2) the Executive remains employed with Veritek Manufacturing Services, or one of its affiliates, through March 31, 2007; and (3) the Executive has not revoked this Agreement as provided in Section 11. Such payment, if any, will be calculated as the product (A) the sum of the Target EBIDTA Payment (as defined on Exhibit A) and the Target Performance Payment (as defined on Exhibit A) multiplied by (B) a fraction, the numerator equal to the number days from January 1, 2006 through the Termination Date, and the denominator being 365. Any payment pursuant to this Section 4(a) shall be subject to deductions required by law.

(b) Under the terms of the Second Amendment to Restricted Stock Agreement dated as of June 1, 2005 between the Executive and the Company, 3,571 shares of currently unvested restricted stock issued to Employee under the DDi Corp. 2003 Management Equity Incentive Plan (the “2003 Plan”) will be deemed to be fully vested and unrestricted on the Termination Date.

(c) Under the terms of the Amendment to Non-Qualified Stock Option Agreement dated as of June 1, 2005 between Executive and the Company, the following unvested stock options granted to Executive under the 2003 Plan will vest and become fully exercisable on the Termination Date: (a) 950 Tranche A1 Options (exercise price of $3.43/share); and (b) 2,139 Tranche A4 Options (exercise price of $0.007/share).

(d) The Company will accelerate the vesting of the following unvested stock options, so that all such stock options will vest and become fully exercisable on the Termination Date: (a) 950 Tranche A1 Options (exercise price of $3.43/share) granted to Executive under the 2003 Plan; and (b) 19,048 stock options granted to Executive under the DDi Corp. 2005 Stock Incentive Plan (exercise price of $5.67/share).

(e) The post-termination exercise period for the following outstanding options of the Company held by the Executive shall be extended so that such options expire on the first anniversary of the Termination Date: (a) 2,851 Tranche A1 Options (exercise price of $3.43/share) granted to Executive under the 2003 Plan; (b) 2,139 Tranche A4 Options (exercise price of $0.007/share) granted to Executive under the 2003 Plan and (b) 19,048 stock options granted to Executive under the DDi Corp. 2005 Stock Incentive Plan (exercise price of $5.67/share).

5. Acknowledgement of Total Compensation and Indebtedness. The Executive acknowledges and agrees that the cash payments under Section 3 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that the Executive claims or could claim to have earned or claims or could claim is owed to him as a result of his employment by the Company and its Related Entities through the Termination Date, under the Offer Letter, the Severance Plan or otherwise.

6. Tax Consequences. The Executive acknowledges that (a) the Company has not made any representations to him about, and that he has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement and/or his exercise of any stock options, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code, and (b) he has or will consult with his own tax advisors as to any such tax consequences.

7. Status of Related Agreements and Future Employment.

(a) Agreements Between the Executive and the Company. The Executive and the Company agree that, in addition to this Agreement, the Offer Letter the Severance Plan, and the stock option and restricted stock agreements are the only other executed agreement between the Company and the Executive relating to the Executive’s employment.

(b) Offer Letter and Severance Plan. The parties agree that the Offer Letter and the Severance Plan (with respect to the Executive) shall be terminated as of the Termination Date; and that Executive has no additional rights thereunder.

8. Release by the Executive. Except as otherwise expressly provided in this Agreement, the Executive, for herself and his heirs, executors, administrators, assigns, affiliates, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and its Related Entities, and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which the Executive or any of the Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Termination Date (“Claims”), including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to the recruitment, hiring, employment, relocation, remuneration, investigation, or termination of the Executive by any of the Company Releasees, the Executive’s tenure as an employee and/or an officer of any of the Company Releasees, any agreement or compensation arrangement between the Executive and any of the Company Releasees (including, without limitation, the Offer Letter and the Severance Agreement), or any act or occurrence in connection with any actual, existing, proposed, prospective or claimed ownership interest of any nature of the Executive or the Executive’s Affiliates in equity capital or rights in equity capital or other securities of any of the Company Releasees, to the maximum extent permitted by law. The Executive specifically and expressly releases any Claims arising out of or based on: the California Fair Employment and Housing Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act; the National Labor Relations Act, as amended; the Equal Pay Act; ERISA; any provision of the California Labor Code; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws; or any other state or federal law, rule, or regulation dealing with the employment relationship or operating a publicly held business. Nothing contained in this Section 8 or any other provision of this Agreement shall release or waive any right that Executive has to indemnification and/or reimbursement of expenses by the Company with respect to which Executive may be eligible as provided in the Company’s Certificate of Incorporation, Bylaws and any applicable directors and officers liability insurance.

9. Waiver of Civil Code Section 1542.

(a) The Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected. The Executive expressly waives and relinquishes any and all rights he may have under California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(b) The Executive expressly waives and releases any rights and benefits which he has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

10. Release of Federal Age Discrimination Claims by the Executive. The Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the Termination Date.

11. Rights Under the Older Workers Benefit Protection Act. In accordance with the Older Workers Benefit Protection Act of 1990, the Executive hereby is advised of the following:

(a) The Executive has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b) The Executive has twenty-one (21) days from his receipt of this Agreement to consider it; and

(c) The Executive has seven (7) days after signing this Agreement to revoke Sections 5, 8 and 10 of this Agreement (which must be revoked in their entirety and as a group), and such Sections of this Agreement (as a group) will not be effective until that revocation period has expired without exercise. The Executive agrees that in order to exercise his right to revoke this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the Company’s General Counsel before the close of business on the seventh calendar day after he signs this Agreement.

12. Confidentiality of Agreement. After the execution of this Agreement by the Executive, neither the Executive, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement (other than to state that the Company has filed this Agreement and/or agreements related thereto as public documents) or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by Executive to his attorney, tax advisors and/or immediate family members, or as may be required by law.

13. No Filings. The Executive represents that he has not filed any lawsuits, claims, charges or complaints against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Agreement; that he will not do so at any time hereafter based upon events prior to the date of execution of this Agreement; that he will not induce, encourage, solicit or assist any other person or entity to file or pursue any proceeding of any kind against the Company Releasees or voluntarily appear or invite a subpoena to testify in any such legal proceeding; and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of the Executive based upon events occurring prior to the execution of this Agreement, the Executive will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice. This Section 13 shall not prohibit the Executive from challenging the validity of the ADEA release in Section 10 of this Agreement. It shall not be a breach of this Section 13 for Executive to testify truthfully in any judicial or administrative proceeding.

14. Confidential and Proprietary Information. The Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company and its Related Entities are the sole property of the Company and its Related Entities and is confidential and proprietary information of the Company (together “Confidential Information”), including but not limited to information or plans concerning the Company’s customer relationships; personnel; sales, marketing and financial operations and methods; trade secrets, formulae, devices; secret inventions; processes; and other compilations of information, records, and specifications. The Executive represents and warrants that he has returned all files, customer lists, financial information and other property of the Company and its Related Entities that were in the Executive’s possession or control without retaining copies thereof. The Executive further represents and warrants that he does not have in his possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. The Executive agrees that he will not disclose to any person or use any such information, observations or data without the written consent of the Chief Executive Officer or Board of Directors of the Company. If the Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he is contacted by any third person requesting such information, he will notify the Company’s Chief Executive Officer as soon as is reasonably practicable after receiving notice and will cooperate with the Company and its Related Entities in minimizing the disclosure thereof. Notwithstanding this Section 14, nothing in this agreement shall be construed to prohibit the Executive from utilizing information constituting assets being acquired by Veritek Manufacturing Services pursuant to the Asset Purchase Agreement dated August 8, 2006, by and among Dynamic Details Incorporated, Silicon Valley, Dynamic Details, Incorporated, VMS, LLC and VERITEK Manufacturing Services, LLC.

15. Prohibited Activities. The Executive agrees that he will not, directly or indirectly, become engaged as an owner, employee, consultant or agent of any printed circuit board manufacturing entity for a period of twelve (12) months from the Termination Date.

16. Remedies. The Executive acknowledges that any unfair competition or misuse of trade secret or Confidential Information belonging to the Company and its Related Entities, and any violation of Sections 12, 14 and 15 of this Agreement, will result in irreparable harm to the Company and its Related Entities, and therefore, the Company and its Related Entities shall, in addition to any other remedies, be entitled to immediate injunctive relief. In addition, in the event of a breach of any provision of this Agreement by the Executive, including Sections 12, 14 and 15, the Executive shall forfeit, and the Company and its Related Entities may cease paying, any payment under Section 4, above, and the Company and its Related Entities shall, without excluding other remedies available to them, be entitled to an award in the amount of all installments of the Severance Payment made by the Company to the Executive.

17. Cooperation Clause.

(a) To facilitate the orderly conduct of the Company and its Related Entities’ businesses, for the Severance Period, the Executive agrees to cooperate with the Company and its Related Entities’ reasonable requests for information or assistance related to the time of his employment.

(b) For the Severance Period, the Executive agrees to cooperate with the Company’s and its Related Entities’ and its or their counsel’s reasonable requests for information or assistance related to (i) any investigations (including internal investigations) and audits of the Company and its Related Entities’ management’s current and past conduct and business and accounting practices and (ii) the Company and its Related Entities’ defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which the Executive was engaged in employment with the Company and its Related Entities. The Company will promptly reimburse Executive for his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his duties under this Section 17. Except as required by law or authorized in advance by the Board of Directors of the Company, the Executive will not communicate, directly or indirectly, with any third party, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company and its Related Entities or any of their directors or officers is being contemplated, concerning the management or governance of the Company and its Related Entities, the operations of the Company and its Related Entities, the legal positions taken by the Company and its Related Entities, or the financial status of the Company and its Related Entities. If asked about any such individuals or matters, the Executive shall say: “I have no comment,” and shall direct the inquirer to the Company. The Executive acknowledges that any violation of this Section 17 will result in irreparable harm to the Company and its Related Entities and will give rise to an immediate action by the Company and its Related Entities for injunctive relief.

18. Non-disparagement. The Executive agrees not to disparage or otherwise publish or communicate derogatory statements about the Company and its Related Entities and any director, officer or manager and/or the products and services of these entities to any third party. The Company, on behalf of itself and its Related Entities, agrees not to disparage or communicate derogatory statements about the Executive. Neither truthful testimony in a judicial or administrative proceeding nor factually accurate statements in legal or public filings shall violate this provision.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

20. Venue and Waiver of Right to Jury Trial. The parties hereby agree that all actions or proceedings arising directly or indirectly hereunder, whether instituted by the Executive or the Company and its Related Entities, shall be litigated in courts having situs within the State of California, County of Orange, and that each of the parties hereby expressly consents to the jurisdiction of any local, state or federal court located within said state and county, and consent that any service of process in such action or proceeding may be made by personal service upon the parties wherever such parties may be located, respectively, or by certified or registered mail directed to the Executive at his/its last known address. The parties hereby waive trial by jury in connection with any future dispute between them, any objection based on forum non conveniens, and any objection to venue of any action instituted hereunder.

21. Attorneys’ Fees. Except as otherwise provided herein, in any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

22. Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

23. Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

24. Entire Agreement. This Agreement represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.

25. Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

26. Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

28. Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but the Executive’s rights under this Agreement are not assignable, except to his estate.

29. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered; (b) if sent by telecopy or facsimile (except for legal process); or (c) if mailed by overnight or by first class, certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Company:	DDi Corp. 1220 N. Simon Circle Anaheim, California 92806 Attn: General Counsel Fax No. (714) 688-7644

If to Executive:	Brad Tesch 4731 West County Road #12 Loveland, CO 80537 Fax No: (303) 776-4095

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third day after being sent by first class, certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by telecopy or facsimile machine during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by telecopy or facsimile machine at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

30. Miscellaneous Provisions.

(a) The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights that they have or may have and sign this Agreement with full knowledge of any such rights.

(b) Both parties have participated in the drafting of this Agreement with the assistance of counsel to the extent they desired. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Agreement are for convenience only and must not affect the construction or interpretation of any of the provision herein.

(c) Each provision of this Agreement to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party’s performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Agreement.

(d) Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Agreement, has been relied on by him or it in entering into this Agreement.

(e) Each party understands that the facts with respect to which this Agreement is entered into may be materially different from those the parties now believe to be true. Except in the case where the existence of any additional or different facts constitutes the breach of a representation or warranty, each party accepts and assumes this risk and agrees that this Agreement and the releases in it shall remain in full force and effect, and legally binding, notwithstanding the discovery or existence of any additional or different facts, or of any claims with respect to those facts.

(f) Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day. All references to “business day” mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Orange County, California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.

(g) Each party to this Agreement will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO THE EXECUTIVE, he UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY:	DDi CORP.

By: /S/ KURT E. SCHEUERMAN Name:Kurt E. Scheuerman Title:Vice President & General Counsel

EXECUTIVE:	/S/ BRAD TESCH Brad Tesch

Exhibit A

The payment, if any, pursuant to Section 4(a), shall consist of two components, (i) a Target EBITDA Payment, which is based upon the achievement of EBITDA from DDi Corp.’s consolidated North American operations less the total amount of bonus payments awarded under the Bonus Program (“Net EBITDA”), and (ii) a Target Performance Payment, which is based on the achievement of job-specific performance objectives of Executive through the Termination Date and further limited by the Company having achieved its Net EBITDA objective. For purposes of the Agree, Net EBITDA shall not include the impact of non-recurring charges or gains, consistent with the approach used for reporting “Adjusted EBITDA” in DDi Corp.’s quarterly earnings releases. Executive shall be eligible to receive a Target EBITDA Payment hereunder only to the extent that the Company’s “Net EBITDA %” (actual Net EBITDA measured by DDi Corp. divided by target Net EBITDA) exceeds 70% (seventy percent). Executive shall be eligible to receive a Target Performance Payment only to the extent that the Net EBITDA % exceeds 50% (fifty percent). The payment shall be determined as follows:

the sum of :

(i)	$110,000 (the “Target EBITDA Payment”) multiplied by the applicable “% Target EBITDA Bonus,” as per the table below:

Net EBITDA %	% of Target EBITDA Payment

< 70%	0%
= 70%, but < 80%	55.0%
= 75%, but < 80%	62.5%
= 80%, but < 90%	70.0%
= 85%, but < 90%	77.5%
= 90%, but < 100%	85.0%
= 95%, but < 100%	92.5%
= 100%, but <110%	100%
= 105%, but <110%	112.5%
= 110%, but <120%	125.0%
= 120%	200%

plus

(ii) the product of (A) $27,500 (the “Target Performance Payment”) multiplied by (B) 84% (the “Performance Percent Complete”) multiplied by (C) the applicable % Target Performance Bonus as per the table below:

Net EBITDA %	% of Target Performance Bonus

< 50%	0%
= 50%, but < 60%	50%
= 60%, but < 70%	75%
= 70%	100%